EXHIBIT 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

As Amended and Restated Effective July 1, 2025

Upexi, Inc., a Nevada Corporation, whose principal place of business is 3030 Rocky Point Drive, Suite 420, Tampa, Florida 33607 (the "Company" or "Employer") and Allan Marshall, an individual (the "Executive") entered into an Employment Agreement effective as of April 24, 2025 (the “Prior Agreement”).  The Employer and Executive now wish to amend and restate the Prior Agreement effective as of July 1, 2025 to provide for the award of Phantom Stock Appreciation units as described herein and to modify certain terms of Executive’s compensation (the “Agreement”.)  The Agreement supersedes any past employment agreements between the Employer and Executive.

RECITALS

A. The Employer recognizes that the Executive's talents and abilities are unique, and have been integral to the success of the Employer and thus wishes to secure the ongoing services of the Executive on the terms and conditions set forth herein,

B. The Employer desires to continue to employ the Executive and the Executive desires to be employed by the Employer.

C. The parties agree that a covenant not to compete is essential to the growth and stability of the Business of the Employer.

NOW, THEREFORE, in consideration of the mutual promises and agreements and covenants, and subject to the terms and conditions contained in this Agreement, the Employer and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. Employer hereby employs Executive as Chief Executive Officer, and Executive hereby accepts employment by Employer, in accordance with and subject to the terms and conditions of this Agreement.

2. Duties and Authority. During the Employment Period (as hereinafter defined), Executive will occupy the position of Chief Executive Officer and report directly to the Board of Directors. As Chief Executive Officer, Executive shall be in charge of the Company and the Company operations and shall have full authority and responsibility, subject to the general direction and control of the Board of Directors of Employer (the "Board"), for formulating policies and administering the affairs of Employer in all respects, and otherwise performing such duties as are customarily performed by the Chief Executive Officer and member of the board of directors of a company of similar size and structure to Employer. Executive agrees to devote the necessary time, attention and best efforts to the performance of his duties hereunder; provided, however, it shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic, or charitable boards or committees, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Employer in accordance with this Agreement.

1

3. Initial Term; Employment Period. The initial term of employment shall begin on April 24, 2025 and end on April 24, 2028 (the "Term of this Agreement"). The Term of this Agreement shall be extended automatically for one year beginning on April 24, 2028 and each annual anniversary thereof (the "Extension Date") unless, and until, at least 90 days prior to the applicable Extension Date either the Employer or the Executive provides written notice to the other party that this Agreement is not to be extended (the later of April 24, 2028 or the last date to which the Term is extended shall be the "End of Term"). For purposes of this Agreement, the period beginning on April 24, 2025 and ending on the Date of Termination (as hereinafter defined) shall be referred to herein as the "Employment Period."

4. Compensation. During the Employment Period, which is in the Term of this Agreement, Executive shall receive the following compensation:

(a) Salary. An annual salary of $840,000, payable in accordance with the Employer's standard practice for other senior executives. Executive's salary shall be subject to review, no less frequent than semi-annually, by the Board's Compensation Committee for discretionary periodic increases based on the Company’s increase in market cap.  For purposes of salary adjustments under this Agreement, “market cap” shall be determined based on the 30-day average price of the Company’s common stock on the respective determination date(s).  References to "Salary" in this Agreement shall be to the salary set forth in this Paragraph 4(a) and shall include any increases to such salary made hereby.

(b) Restricted Stock Grant. Each year the Board's Compensation Committee will determine the number of restricted shares to be granted to the executive under the Company’s 2019 Incentive Stock Plan as amended by September 30th each year.  This restricted stock grant will vest over the fiscal year and subject to the terms and conditions of the grant and subject to the restrictions set forth in the 2019 Incentive Stock Plan as amended.

(c) Market Cap / Treasury Growth Incentive Bonus. Executive shall be eligible for a discretionary or formula bonus based on the estimated growth of the Company’s fully diluted market cap during each fiscal year.   The bonus will be determined by the Board's Compensation Committee based on the current and estimated overall growth of the Company’s market cap.  The Executive will be paid one forth (1/4) of the estimated bonus quarterly with a final determination made by the Board's Compensation Committee after each fiscal year for the final payment of this incentive bonus for each fiscal year.

(d) Phantom Stock Appreciation. The Employer agrees to award Executive Phantom Stock Appreciation units, which amount is equal to two percent (2%) of the outstanding shares of common stock of Upexi, Inc. on July 1, 2025 (including pre-funded warrants).  The Phantom Stock Appreciation award shall be subject to all of the terms and conditions of the Upexi, Inc. Phantom Stock Appreciation Plan effective July 1, 2025 (the “Phantom Stock Plan”).  The Employer further agrees to grant Executive two percent (2%) of any future issuance of Upexi, Inc. common stock as long as Executive remains employed on the date of such issuance. The Employer may award additional Phantom Stock Appreciation Units under the Phantom Stock Plan as determined by the Board’s Compensation Committee.

(e) Incentive Compensation. Executive shall be eligible for a discretionary or formula bonus as determined by the Board's Compensation Committee and be eligible to participate in one or more compensation plan(s) of Employer, subject to the terms and conditions of those plans.

2

5. Equity Incentives. Stock options of Employer and other forms of equity compensation such as restricted stock, stock appreciation rights or phantom stock (collectively, "Equity Incentives") may be granted to executive from time to time at the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee").

6. Benefits.  The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to comparable executives.

(a) Vacation. Executive shall be entitled to five (5) weeks of paid vacation during each calendar year and time off for all holidays as designated by the Employer. Unused vacation time will not be paid to Executive at calendar year end.

(b) Expense Reimbursement. Subject to compliance with Employer's business expense reimbursement policies, Executive shall be entitled to reimbursement for all reasonable expenses, including meals, telephone, travel, and entertainment, incurred by Executive in the performance of his duties. Executive will maintain records and written receipts as required by federal and state tax authorities to substantiate expenses as an income tax deduction for Employer and shall submit vouchers for expenses for which reimbursement is made. Credit card receipts (American Express, etc.) and other receipts are acceptable along with other corroborative evidence.

(c) Other Benefits. To the extent not otherwise provided herein (it being the intent not to duplicate benefits), Employer shall provide Executive with no less than the same type and level of other benefits provided by the Employer from time to time to its other executive officers as a group and Board members as a group if these are materially higher than what has been provided to Executive. These include, but are not limited to, life and health insurance benefits, participation in pension and profit-sharing plans, stock option and stock purchase plans, restricted stock grants, stock appreciation rights, and stock warrants.

7. Non-Compete and Non-Solicitation; Confidentiality. In consideration of the employment of Executive by Employer, Executive agrees as follows:

(a) Non-Compete and Non-Solicitation. During the Employment Period and for a period of two (2) years after the Date of Termination, Executive will not, directly or indirectly, within a fifty (50) mile radius of any office of Employer (or a consolidated subsidiary) in existence on the Date of Termination, own, manage, be employed by, work for, consult for, be an officer or director of, advise, represent, engage in or carry on any business which competes with the Business of the Employer at that time. During the Employment Period and for a period of two (2) years after the Date of Termination, Executive will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Employer (or a consolidated subsidiary) to leave the Employer (or a consolidated subsidiary) for any reason whatsoever, or solicit the services of any employee of the Employer (or a consolidated subsidiary).

3

(b) Non-Disclosure of Information. Executive will not at any time, during or after the term of this Agreement, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the Business of the Employer, including, but not limited to, the names of any of its customers or prospective customers or any other information concerning the Business of the Employer, its manner of operation, its plans, its vendors, its suppliers, its advertising, its marketing, its methods, its practices, or any other information of any kind, nature, or description, without regard to whether any or all of the foregoing matters would otherwise be deemed confidential, material, or important; provided, however, that this provision shall not prevent disclosures by Executive to the extent such disclosures are (i) believed by the Executive, in good faith and acting reasonably, to be in the best interest of the Employer, (ii) of information that is public at the time of the disclosure (other than as a result of the Executive's violation of this Paragraph 7(b)), or (iii) as required by law or legal process (and, if the Executive is so required to disclose, Executive shall provide the Employer notice of such to allow the Company the opportunity to contest such disclosure).

8. Termination of Employment.

(a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. Additionally, if the Employer determines in good faith that the Executive has incurred a Disability, it may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Employer shall terminate effective on the later of (i) the date in the notice, (ii) the day after receipt of such notice by the Executive, or (iii) the date the Disability has been considered to occur (the "Disability Effective Date"), provided that, prior to such date, the Executive shall not have returned to full-time performance of the Executive's duties.

(b) Cause. The Employer may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) a material breach by the Executive of the Executive's obligations under paragraph 2 above (other than as a result of temporary incapacity due to physical or mental illness, or Disability) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employer and which is not remedied in a reasonable period of time after receipt of written notice from the Employer specifying such breach; (ii) the conviction of the Executive of a felony; or (iii) a breach of the Executive's fiduciary duty to the Employer or willful violation in the course of performing his duties for the Employer of any law, rule or regulation (other than traffic violation or other minor offenses). (No act or failure to act on the Executive's part shall be considered willful unless done or omitted in bad faith and without reasonable belief that the action or omission was in the best interest of the Employer.)

4

(c) Good Reason. The Executive's employment may be terminated by the Executive at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

(i) the assignment to the Executive of any duties inconsistent in a material respect with the Executive's position (including status, offices, titles and reporting requirement that executive reports directly to the Employer's Board of Directors), authority, duties or responsibilities as contemplated by Paragraph 2 above or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities in a material respect (including the Executive no longer being the Chief Executive Officer or a Board member of the Employer or a publicly held company successor ) that is not consented to by Executive;

(ii) a reduction in the Executive's Salary, which is more than de minimis;

(iii) any failure by the Employer to comply with any of the provisions of this Agreement in a material respect;

(iv) the Employer's requiring the Executive to be based at any office or location other than Tampa, Florida; or

(v) a Change of Control; For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

(A) one person or entity or more than one person or entity acting as a "group" (as that term is defined in Section 409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires legal or beneficial ownership of stock of the Employer that, together with the stock held legally or beneficially by such person or group, constitutes more than 45 % of the total fair market value or total voting power of the stock of such corporation; or

(B) individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board; or

(C) the sale of all or substantially all of the Employer's assets; or

(D) the merger of the Employer into or consolidation with another entity and, after giving effect to such merger or consolidation, the holders of stock of the Employer immediately prior to such merger or consolidation own less than 51% of the stock of the surviving entity after such merger or consolidation.

5

Notwithstanding Paragraph 6(c)(i) above, the Executive shall not have Good Reason if Executive is involved in a "group" (as defined above) which acquires a substantial portion of the Company's assets or stock. For purposes of this subparagraph c, any good faith reasonable determination of "Good Reason" made by the Executive shall be conclusive. However, no such event described hereunder shall constitute Good Reason unless the Executive has given written notice to the Employer specifying the event relied upon for such termination within 30 days after the occurrence of such event and the Employer has not remedied such within 60 days of receipt of such notice. The Employer and the Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.

(d) Notice of Termination. Any termination by the Employer for Cause, or by the Executive for Good Reason, shall be communicated to the other party by Notice of Termination. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment; and (iii) specifies the Date of Termination (as defined below). Notice of intent to terminate employment for Good Reason must be provided pursuant to Paragraph 8(c) of this Agreement. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer hereunder or preclude the Executive or the Employer from asserting such fact or circumstance in enforcing the Executive's or the Employer's rights hereunder.

(e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Employer for Cause, or by the Executive for Good Reason, the date specified in the Notice of Termination as the Date of Termination; (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be; and (iii) if the Executive's employment is terminated by either party other than for death, Disability, Cause or Good Reason, the date set forth in the notice required under subparagraph 8(d) above as the date the termination is to be effective.

9. Obligations of the Employer upon Termination. Upon termination of the Executive's employment for any reason during the Term of this Agreement, Executive shall be entitled to Salary and all benefits through the Date of Termination, and to exercise then vested stock options in accordance with and to the extent that exercise is approved by the Compensation Committee. Upon the termination of the Executive's employment during the Term of this Agreement by the Executive for Good Reason, or by the Employer for any reason other than Cause, Executive shall in addition be entitled to exercise the option(s) with accelerated vesting if and to the extent that exercise is approved by the Compensation Committee.  In addition, upon the termination of the Executive's employment during the Term of this Agreement by the Executive for Good Reason, or by the Employer for any reason other the Cause or death, the Executive shall be entitled to receive: (1) a lump sum payment equal to three (3) times Executive's Salary as of the Date of Termination, (2) the Payment Date Value (as defined in the Phantom Stock Plan) on the Date of Termination of Phantom Stock Appreciation Units awarded to Executive, and (iii) Executive, Executive's spouse and dependent medical, dental and hospital benefits under Paragraph 6 that would continue to be provided at Employer expense based on the active employee premium cost (either group or individual policy) for a period of one year following the Date of Termination.  The amounts payable to Executive under items (1), (2) and (3) of the preceding sentence shall be no less than $10,000,000.  Such amounts shall be paid in a lump sum payment no later than thirty days after the Date of Termination in immediately available United States funds.

6

10. Indemnification of Executive. The Executive shall be entitled to indemnification and defense by the Employer to the full extent allowed by law, subject to and in accordance with the execution of the Employer's customary Indemnification Agreement—as established from time to time by the Employer's Board of Directors—to protect the Employer's officers and directors in the ordinary and prudent exercise of their duties to the Employer —including the benefits of any insurance coverage that the Employer may purchase or have in effect. To the extent that any such insurance coverage may not be sufficient or applicable, the Executive shall have the right to reimbursement and indemnification by the Employer, in accordance with the Employer's Indemnification Agreement in effect at the time of any relevant loss or claim. Nothing in this Agreement shall be deemed to alter, amend, limit, or vary any of the terms of the Employer's duly approved Indemnification Agreement or its effective date, as modified from time to time within the sole discretion of the Employer's Board of Directors.

11. Mitigation of Damages. Executive shall not be required to mitigate damages, or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise provided above with respect to certain welfare benefits, the amount of any payment provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

12. Tax Effect. If Independent Tax Counsel shall determine that the aggregate payments made and benefits provided to the Executive pursuant to this Agreement and any other payments and benefits provided to the Executive from the Employer, its affiliates and plans which constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount (determined by Independent Tax Counsel) such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments. For purposes of this Paragraph, "Independent Tax Counsel" shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Employer and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Employer.

7

(a) If Independent Tax Counsel shall determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax, then the Independent Tax Counsel shall determine the amount of such additional payment ('Gross-Up Underpayment'), and any such Gross-Up Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive. The fees and disbursements of the Independent Tax Counsel shall be paid by the Employer.

(b) The Executive shall notify the Employer in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. If the Employer notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim;

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

(iii) cooperate with the Employer in good faith in order to effectively contest such claim; and

(iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Employer shall control all proceedings taken in connection with such contest; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

(c) If, after the receipt by the Executive of an amount advanced by the Employer pursuant to this Paragraph 12, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall, within 10 days, pay to the Employer the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.

8

13 Section 409A. To the greatest extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder (collectively, "Section 409A"), the payments to Executive under this Agreement are intended to be exempt from Section 409A, including pursuant to Treasury Regulation sections 1.409A-1(b)(4) (the "short term deferral" exemption) or 1.409A-1(b)(9) (the "separation pay" exemption), and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary:

(a) To the extent any amounts or benefits payable pursuant to this Agreement constitute "deferred compensation" (within the meaning of Section 409A) and are not exempt from the applicability of Section 409A, then the following shall be applicable under this Agreement:

(i) If any amount paid pursuant to this Agreement is deferred compensation within the meaning of Section 409A, payable as a result of a termination of the Executive's employment, and as of the date of termination of employment giving rise to payment of such amount the Executive is a Specified Employee, then amount(s) that would otherwise be payable during the six (6) month period immediately following such date of termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six (6) months following the Executive's "separation from service" (within the meaning of Section 409A) (the "Delayed Payment Date"). As used in this Agreement, the term "Specified Employee" means a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, "specified employee" means a "key employee" (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of Employer. The Executive shall be treated as a key employee if the Executive meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code at any time during the twelve (12) month period ending on an "identification date." For purposes of any "Specified Employee" determination hereunder, the "identification date" shall mean the last day of each calendar year; and

(ii) Neither Employer nor the Executive or any other person or entity, acting alone or jointly, may exercise any discretion, through an amendment of this Agreement or otherwise, with respect to any payment under this Agreement which is not exempt from the requirements of Section 409A, regarding acceleration or other action or omission in respect of any such non-exempt payment, in a manner which would give rise to taxation under Section 409A.

9

14. Notices. Any notice provided for in this Agreement shall be given in writing. Notices shall be effective from the date of receipt if delivered personally to the party to whom notice is to be given, or on the second day after mailing if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other:

If to Employer:

Upexi, Inc.

3030 Rocky Point Drive

Suite 420

Tampa, Florida 33607

If to Executive:

Allan Marshall

6413 E Maclaurin Dr.

Tampa, FL 33647

15. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including, but not limited to, any and all prior employment agreements and related amendments entered into between the Employer and the Executive. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment or modification is sought.

16. Waiver. The waiver by one party of a breach of any of the provisions of this Agreement by the other shall not be construed as a waiver of any subsequent breach.

17. Attorney's Fees. In the event of litigation or other dispute resolution proceeding involving the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover from the other all fees, costs and expenses incurred in connection therewith, including attorney's fees through appeal.

18. Tax Withholding. The Employer shall have the right to deduct from all benefits and/or payments under the Agreement any taxes required by law to be paid or withheld with respect to such benefits or payments.

19. Governing Law; Venue. The Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

20. Paragraph Headings. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement.

21. Assignability. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment agreement and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

22. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and shall in no way be impaired.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to account for more than one such counterpart.

(Signatures appear on the following page.)

10

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ Allan Marshall
Allan Marshall, individually

EMPLOYER

UPEXI, INC.

By:	/s/ Andrew J. Norstrrud
Andrew J. Norstrud Chief Financial Officer

11